EXHIBIT 99.1

U S LIQUIDS INC.
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
FOR THE PERIOD ENDED 9/30/02
(In thousands)
(Unaudited)

		Companies	Pro Forma
	Historical	Sold	Adjustments		Pro Forma

ASSETS		(A)	(B)
CURRENT ASSETS:
Cash and cash equivalents	$7,247	$—	$2,500	(4)	$9,747
Accounts receivable, less allowances	34,607	(2,689)	1,750	(1)	33,668
Inventories	2,774	(101)			2,673
Prepaid expenses and other current assets	8,812	(270)			8,542

Total current assets	53,440	(3,060)	4,250		54,630
PROPERTY, PLANT & EQUIPMENT, net	103,617	(9,373)			94,244
INTANGIBLE ASSETS, net	14,005	(343)			13,662
OTHER ASSETS, net	4,383	(26)			4,357
NET ASSETS SOLD	—	11,713	(11,713)		—

Total assets	$175,445	$(1,089)	$(7,463)		$166,893

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term obligations	$88,496	$—	$(9,300	)(2)	$79,196
Accounts payable	16,118	(1,089)			15,029
Accrued expenses and other current liabilities	23,192	—	(1,180	)(3)	22,012

Total current liabilities	127,806	(1,089)	(10,480)		116,237
LONG-TERM OBLIGATIONS, net of current maturities	3,021	—	(200	)(2)	2,821
PROCESSING RESERVES, net of current	3,180	—			3,180
CLOSURE AND REMEDIATION RESERVES, net of current	6,884	—			6,884
OTHER LONG-TERM LIABILITIES	2,039	—			2,039
DEFERRED INCOME TAXES	—	—			—

Total liabilities	142,930	(1,089)	(10,680)		131,161

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY	32,515	—	3,217	(5)	35,732

Total liabilities and stockholders’ equity	$175,445	$(1,089)	$(7,463)		$166,893

(A)	Reduction of assets and liabilities as a result of the businesses sold.

(B):

(1)	Total consideration for the sale was $15.0 million, of which $13.25 million was received at closing, leaving the remainder as a receivable. This receivable is subject to be reduced as a result of post closing adjustments to be finalized by February 2003. Examples of such post closing adjustments include uncollectible receivables, accounts payable unidentified at closing and potential environmental liabilities. See (2)-(4) below for application of $13.25 million.

(2)	$9.0 million was used to reduce the debt outstanding under the Company’s revolving credit facility. $0.5 million was used to pay off short-term and long-term capital lease obligations.

(3)	$1.25 million was retained for miscellaneous immediate working capital needs of the sold businesses. This is offset by approximately $70,000 for legal fees incurred as a result of this transaction.

(4)	$2.5 million was retained for the acquisition of six oilfield waste transfer stations from Trinity Storage Services, L.P.

(5)	Represents estimated gain on sale of Texas businesses as of the pro forma balance sheet date 9/30/02. This amount is subject to change based on any post closing adjustments per (1) above.